Exhibit 99.1

[date]

[recipient]

Dear [                            ],

Congratulations!

You have been awarded a salary increase in recognition of your strong performance and significant contributions towards LookSmart’s success. This brings your salary to $[                    ]. Your increase is effective [                            ] and will be reflected in your [                            ] paycheck.

Additionally, you will continue to participate in the Executive Incentive Plan and your bonus target will remain the same, [    ]% of your base salary. A plan document will be provided to you in the next two weeks outlining details of this year’s plan.

You have also been awarded a stock option grant of [                    ] options.

The exercise price of your options is $[                    ] which is the closing price on [            ], the grant date. LookSmart’s stock administrator will contact you soon to obtain your signature on a stock option agreement. Your stock option grant will vest over 4 years of active employment, with a vesting commencement date of [                            ]. Your options will vest monthly, in increments equal to 1/48 of the grant award. The options will be reflected in your E*trade Options Link account within approximately 1 week of the grant date.

As always, you should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment, meaning that just as you are free to resign at any time for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time for any reason or no reason.

Thank you for a job well done!

Sincerely,

[                            ]